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                                                                    Exhibit 10.5

                            EQUIPMENT AND COMMERCIAL
                       REVOLVING LINE OF CREDIT AGREEMENT

     This Equipment and Commercial Revolving Line of Credit Agreement (the "Agreement") is dated as of September 30, 2001 and entered into by and between HITTITE MICROWAVE CORPORATION, a Delaware corporation with a principal place of business at 12 Elizabeth Drive, Chelmsford, Massachusetts 01824 (the "BORROWER") and CITIZENS BANK OF MASSACHUSETTS, successor by merger to USTrust (together with its successors and assigns the "Bank"), a Massachusetts bank with a principal place of business at 28 State Street, Boston, Massachusetts 02109.

     WHEREAS, on July 18, 1997, USTrust extended to the Borrower a revolving line of credit facility in the amount of One Million ($1,000,000.00) Dollars as set forth in a Credit Agreement dated July 18, 1997, which agreement has been amended on various occasions, most recently by a Fourth Amendment to Credit Agreement and Ratification of Loan Documents - Revolving Line dated February 26, 2001;

     WHEREAS, on October 28, 1998, USTrust extended to the Borrower an equipment line of credit in the amount of Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) for the purchase of equipment as set forth in a Credit Agreement dated October 28, 1998, which agreement has been amended on various occasions, most recently by a Fifth Amendment to Credit Agreement and Ratification of Loan Documents dated August 1, 2001;

     WHEREAS, the Borrower has requested that the Bank increase the revolving line of credit to Four Million ($4,000,000.00) Dollars; (ii) extend the Maturity Date of the revolving line of credit to May 31, 2003, and (iii) extend the Conversion Date of the $4,000,000.00 Equipment Line of Credit from September 30, 2001 to May 31, 2002, and subject to the terms and conditions hereof, the Bank has agreed, and, in connection with the foregoing, the parties have agreed to consolidate the foregoing agreements into one credit agreement and re-document the related agreements and promissory notes;

     NOW THEREFORE, the parties hereto hereby agree as follows:

                                    ARTICLE I
                        DEFINITIONS AND ACCOUNTING TERMS

     SECTION 1.01. DEFINED TERMS. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

     "AFFILIATE" or "AFFILIATES" means a person or entity which is a parent, subsidiary or brother/sister corporation of or a person or entity who or which owns or holds a significant ownership interest in or in which a significant ownership interest is owned or held by, the Borrower, or is, directly or indirectly, controlled by, or is under common control with, the Borrower.

     "CAPITAL LEASES" means capital leases, conditional sales contracts and other title retention agreements relating to the purchase or acquisition of capital assets.

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     "COLLATERAL" means all property which is subject or is to be subject to the
Liens granted by the Loan Documents.

     "COMMITMENT" means the Bank's obligation to make Loans to the Borrower pursuant to Sections 2.011 and 2.012 in the amount referred to therein.

     "COST OF FUNDS RATE" means the per annum rate of interest for the term selected by the Borrower which Lender is presumed to pay or is offering to pay, for wholesale liabilities, adjusted for reserve requirements and such other requirements as may be imposed by federal, state or local government and regulatory agencies as determined and announced by Citizens Financial Group or its successors.

     "DEFAULT" means any of the events specified in Section 8.01, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

     "DIVIDENDS" means, for the applicable period, the aggregate of all amounts paid or payable (without duplication) as dividends, distributions or other owner withdrawals with respect to Borrower's shares of stock, whether now or hereafter outstanding and includes any purchase, redemption or other retirement of any shares of the Borrower's stock, directly or indirectly through a Subsidiary of the Borrower or otherwise and includes return of capital by the Borrower to its shareholders.

     "EQUIPMENT CREDIT" shall have the meaning assigned to such term in Section 2.012.

     "EVENT OF DEFAULT" means any of the events specified in Section 8.01, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

     "GAAP" or "Generally Accepted Accounting Principles" shall mean generally accepted accounting principles as defined by controlling pronouncements of the Financial Accounting Standards Board, as amended or supplemented from time to time.

     "INDEBTEDNESS" means, as to any Person, all obligations, contingent or otherwise, that in accordance with GAAP should be classified as liabilities upon such Person's balance sheet or to which reference should be made by footnotes thereto, but in any event including (1) indebtedness or liability for borrowed money or for the deferred purchase price of property or services (including trade obligations); (2) obligations as lessee under any Capital Leases, as such term is defined by the Financial Accounting Standards Board; (3) current liabilities in respect of unfunded vested benefits under any Plan as defined in the Employee Retirement Income Security Act of 1974; (4) obligations under letters of credit issued for the account of any Person; (5) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; and (6) obligations secured by any Lien on property owned by the Person, whether or not the obligations have been assumed.

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     "LIEN" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any land or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

     "LOAN OR LOANS" shall have the meaning assigned to such term in Section
2.011 and 2.012.

     "LOAN DOCUMENTS" means this Agreement, the Revolving Credit Note, the Master Equipment Promissory Note, the Equipment Installment. Note(s), the Security Agreement, the UCC Financing Statement(s) and all other related documents and instruments executed and delivered by Borrower to the Bank and all of even date herewith, and all extensions and modifications thereof, and all amendments and supplements thereto.

     "NOTES" shall mean the Revolving Credit Note, the Master Equipment Promissory Note and the Equipment Installment Notes, as defined in Sections
2.011 and 2.012.

     "OBLIGATIONS" means all the Borrower's Indebtedness to the Bank and all of the Borrower's other liabilities to the Bank of every kind, nature and description, direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising, regardless of how such Indebtedness or liability arises or by what agreement or instrument it may be evidenced, or whether evidenced by any agreement or instrument, including, but not limited, to the Loans, any other Indebtedness or liability of the Borrower under this Agreement or any other Loan Document or under any other financing agreement between the Bank and the Borrower, including the obligation to reimburse the Bank for any draws under letters of credit issued or to be issued for the account of the Borrower, and all amounts owing by the Borrower to the Bank by reason of purchases made by the Borrower and financed by the Bank which amounts, whether or not matured and whether or not disputed, may be charged to the Borrower's account hereunder, with or without prior notice to the Borrower, and all obligations of the Borrower to the Bank to perform acts or refrain from taking any action. Without limiting the generality of the foregoing, the term "Obligations" shall include all obligations evidenced by the Notes and by a promissory note dated March 5, 2001 in the original principal amount of $1,047,665.00; a promissory note dated October 2, 2000 in the original principal amount of $952,335.00; a promissory note dated May 18, 2000 in the original principal amount of $ 406,677.00; a promissory note dated January 12, 2000 in the original principal amount of $320,147.00; a promissory note dated June 29, 1999 in the original principal amount of $554,000.00; a promissory note dated December 16, 1998 in the original principal amount of $257,455.00; a promissory note dated October 28, 1998 in the original principal amount of $740,722.49; and a promissory note dated October 28, 1998 in the original principal amount of $211,715.00. "Other Bank Documents" shall have the meaning assigned to such term in Section 8.01.

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     "PERSON" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

     "PRIME RATE" shall mean the rate of interest announced by Bank from time to time as the Citizens Bank Prime Rate, it being understood that such rate is a reference rate and not necessarily the lowest fate of interest charged by the Bank. The rate of interest payable hereunder shall be changed effective as of that day on which a change in the Prime Rate becomes effective. In the event the Bank ceases to publish a Prime Rate, then the term Prime Rate shall mean the Bank's prime rate or then announced base rate, which in each case most closely approximates the Prime Rate. Interest will be computed on the basis of a 360-day year for the actual number of days elapsed.

     "REVOLVING CREDIT" shall have the meaning assigned to such term in Section 2.011.

     "REVOLVING CREDIT NOTE" shall have the meaning assigned to such term in
Section 2.012.

     "REVOLVING PERIOD" shall have the meaning assigned to such term in
Section 2.03.

     "SECURITY AGREEMENT" shall have the meaning assigned to such term in
Section 3.01.

     "SUBORDINATED DEBT" means all indebtedness of the Borrower to shareholders of the Borrower which has been subordinated to the Obligations by subordination agreements prepared by or otherwise approved by the Bank in writing.

     "SUBSIDIARY" or "SUBSIDIARIES" means, as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

     "TANGIBLE NET WORTH" means the excess of total assets over total liabilities, total assets and total liabilities each to be determined in accordance with Generally Accepted Accounting Principles consistent with those applied in the preparation of the financial statements referred to in Sections 5.08(1) and (2) excluding, however, from the determination of total assets all assets which would be classified as intangible assets under generally accepted accounting principles, including, without limitation, goodwill, patents, trademarks, trade names, copyrights, franchises, and intangibles, and excluding the value of leasehold improvements and other leasehold assets.

     "TERMINATION DATE" in the case of the Revolving Credit means May 31, 2003, unless extended as provided hereafter. The Bank may extend the term of the Revolving Credit for periods of one year, commencing on June 1, 2003 and on the same day of each year thereafter. It shall, however, be in the sole discretion of the Bank as to whether to grant any such extension and the failure of the Bank to do so shall be based solely on such reasons as the Bank deems proper.

     "TOTAL LIABILITIES" means total Indebtedness determined in accordance with Generally Accepted Accounting Principles (GAAP).

     SECTION 1.02. ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with that applied in the

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preparation of the financial statements referred to in Section 4.04, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles, except interim financial data may be subject to year-end adjustments.

                                   ARTICLE II
                          AMOUNT AND TERMS OF THE LOANS

     SECTION 2.011. REVOLVING CREDIT. The Bank shall, from time to time, prior to the Termination Date, make loans to the Borrower under and pursuant to the terms of the Revolving Credit Note of even date (the "Revolving Credit Note"), as it may be extended or renewed, substituted or replaced, in an aggregate amount not to exceed Four Million ($4,000,000.00) Dollars (the "Revolving Credit"). The loans made pursuant to this section and Section 2.012 shall be known as the "Loan" or "Loans", as the context requires or permits.

     SECTION 2.012. EQUIPMENT CREDIT. The Bank shall, from time to time, prior to May 31, 2002 (the "Conversion Date"), make equipment loans to the Borrower ("Equipment Credit") in an aggregate amount not to exceed Four Million ($4,000,000.00) Dollars, with the Equipment Credit evidenced by a Master Equipment Promissory Note. Each advance under the Equipment Credit shall reduce the availability under the Master Equipment Promissory Note. Not later than the Conversion Date (or earlier, for all or any portion of outstanding advances, at the Borrower's election), the remaining outstanding balance of the Master Equipment Promissory Note shall termed out for a period of not more than Sixty
(60) months, said term to be selected by the Borrower. Advances which are termed out shall be evidenced by a separate commercial promissory note (each an "Equipment Installment Note" and collectively the "Equipment Installment Notes") in a form substantially identical to Exhibit A-1. Amounts borrowed prior to the Conversion Date which have not been termed out prior to the Conversion Date and which have been repaid prior to the Conversion Date shall be available for reborrowing up to the Conversion Date, but not thereafter.

     The Borrower shall be entitled to borrow up to 80% percent of the retail invoice cost of new equipment purchased with the Loans pursuant to the Equipment Credit, with the Bank to have a first lien on all such equipment.

     SECTION 2.02. NOTICE AND MANNER OF BORROWING. The Borrower shall give the Bank notice prior to 12:00 p.m. with respect to the Revolving Credit and with respect to the Equipment Credit two (2) Business Days written notice either in accordance with the terms hereof or via facsimile (effective upon receipt) of a request for any Loan.

     SECTION 2.03.    INTEREST.

          (a) The Borrower shall pay interest to the Bank on the outstanding and unpaid principal amount of the Loans made under the Revolving Credit, at a floating rate per annum equal to the aggregate of (i) Prime Rate minus (ii) one half (0.50 %) Percent. Any principal amount not paid when due (at maturity, by acceleration, or otherwise) shall bear interest thereafter until paid at a rate equal to four (4%) percentage points greater than the rate which would otherwise be applicable (the "DEFAULT RATE").

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          (b)    The Borrower shall pay interest only for advances made under the Equipment Credit for the period prior to the Conversion Date, or, at such earlier time as the Borrower elects, if Borrower elects to term out all or a portion of the advances under the Equipment Credit prior to the Conversion Date. Effective on the Conversion Date, or earlier, for such portions of the Equipment Credit as the Borrower elects to term out earlier, the outstanding balance shall be repaid over up to sixty (60) months, at an interest rate, at the election of the Borrower, of either (1) a floating rate of interest equal to the Prime Rate in effect from time to time (the "Prime Rate Option"); or (ii) a fixed rate for the term of the Equipment Installment Note equal to the aggregate of (i) the Bank's Cost of Funds Rate plus (ii) 200 basis points (the "COST OF FUNDS OPTION").

     After acceleration or maturity, interest shall accrue and be payable at a rate of interest equal to four (4%) percent higher than would otherwise be in effect for each and all of the Notes. Interest shall be calculated on a 360 day year for the actual days elapsed.

     SECTION 2.04. BORROWING BASE. The term "Borrowing Base" as used herein shall mean the aggregate of:

               (i) Eighty (80%) percent of the unpaid face amount of Qualified Accounts (as defined below) (the product of the aforesaid calculation being the "Eligible Account Availability"); and

               (ii) the lesser of (1) Fifty (50%) percent of the lower of cost or market value of all Eligible Inventory (as defined below), not to exceed, in any event, $2,000,000.00; or (2) Fifty (50%) of the Eligible Account Availability ("Eligible Inventory Availability").

     By way of example, if Qualified Accounts are $2,000,000.00 and Eligible Inventory is $8,000,000.00, the Borrower, would have Eligible Account Availability of $1,600,000.00 (80% of $2,000,000.00) and Eligible Inventory Availability of $800,000.00 (50% of $1,600,000.00) for a Borrowing Base of $2,400,000.00.

     The aforesaid advance rates are subject to review and modification upon determination by the Bank, after its field examination(s), that the quality of the accounts or Eligible Inventory require, in the Bank's sole discretion, adjustment.

     Whenever the outstanding principal balance of all loans under the Revolving Credit exceed the Borrowing Base, Borrower shall immediately pay to Bank the excess of the outstanding principal balance of the Revolving Credit loans over the Borrowing Base.

     SECTION 2.05. REVOLVING CREDIT LIMIT. The term "Revolving Credit Limit" as used herein shall mean an amount equal to the lesser of (i) Four Million ($4,000,000.00) Dollars or (ii) the Borrowing Base.

     SECTION 2.06. PAYMENT. Borrower hereby authorizes and directs Bank, in Bank's sole discretion (provided, however, Bank shall have no obligation to do so) to charge any of Borrower's accounts under the control of Bank if the Borrower has failed to timely pay any

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amount due hereunder or after the occurrence of an Event of Default or demand.
Bank shall promptly notify Borrower of any such charges or applications.

     SECTION 2.07. PREPAYMENTS. The Borrower may at anytime prepay without premium or penalty while a variable rate of interest is in effect and shall pay such prepayment fees as is provided in the Notes when a fixed rate is in effect.

     SECTION 2.08. DEFINITION OF QUALIFIED ACCOUNT. The term "Qualified Account", as used herein, means an account, as such term is defined by the Massachusetts UCC (hereinafter an "Account") owing to Borrower which met the following specifications at the time it came into existence and continues to meet the same until it is collected in full:

          (a) The Account is not more than sixty (60) days past due nor more than ninety (90) days past invoice date;

          (b) The Account arose from the performance of services or an outright sale of goods by Borrower, such goods have been shipped to the account debtor, and Borrower has possession of, or has delivered to Bank, shipping and delivery receipts evidencing such shipment;

          (c) The Account is not subject to any prior assignment, claim, lien, or security interest, and Borrower will not make any further assignment thereof or create any further security interest therein, nor permit Borrower's rights therein to be reached by attachment, levy, garnishment or other judicial process;

          (d) The Account is net of set-offs, credits, allowances or adjustments by the account debtor, and the account debtor has not disputed its liability thereon and has not returned any of the goods from the sale of which the Account arose;

          (e) The Account arose in the ordinary course of Borrower's business and did not arise from the performance of services or a sale of goods to a supplier or employee of the Borrower;

          (f) No notice of bankruptcy or insolvency of the account debtor has been received by or is known to the Borrower;

          (g) The Account is not owed by an account debtor which is a foreign corporation or whose principal place of business is outside the United States of America unless FCIA insured or backed by a letter of credit, except in the Bank's sole and absolute discretion;

          (h) The Account is not owed by an entity which is a parent, brother/sister, subsidiary or affiliate of Borrower;

          (i) The Account is not evidenced by a promissory note, unless such note has been delivered to the Bank;

          (j) The Account did not arise out of any sale made on a bill and hold, dating or delayed shipment basis;

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          (k)    The Account is not owed by a governmental agency or entity of any kind; or

          (l) Bank, in accordance with its credit policies, has deemed the Account to be otherwise unacceptable for any reason;

PROVIDED THAT if, at any time Twenty (20%) percent or more of the aggregate amount of the Accounts due from any account debtor are more than ninety (90) days past due or more than one hundred twenty (120) days past the invoice date, none of the Accounts (then existing or hereafter or thereafter arising) due from such account debtor shall be deemed to be Qualified Accounts until such time as less than Twenty (20%) percent of the Accounts due from such account debtor are (as a result of actual payments received thereon) more than ninety (90) days past due more or one hundred twenty (120) days past the invoice date. Accounts payable by Borrower to an account debtor shall be netted against Accounts due from such account debtor and the difference (if positive) shall constitute Qualified Accounts from such account debtor for purposes of determining the Borrowing Base (notwithstanding paragraph (d) above). Characterization of any Account due from an account debtor as a Qualified Account shall not be deemed a determination by Bank as to its actual value nor in any way obligate Bank to accept any Account subsequently arising from such account debtor to be, or to continue to deem such Account to be, a Qualified Account. It is Borrower's responsibility to determine the credit-worthiness of account debtors and all risks concerning the same and collection of Accounts are with Borrower; and all Accounts whether or not Qualified Accounts constitute Collateral.

     The Bank, in its sole discretion, may, on a case by case basis, by written notice, waive one or more of the specifications enumerated above required of a Qualified Account, provided however, a waiver of a specification or requirement in one instance shall not be deemed a waiver of any other specification nor a waiver of said specification or requirement on any other occasion.

     SECTION 2.10. ELIGIBLE INVENTORY. The term "Eligible Inventory", as used herein, means Borrower's raw materials and finished goods which are initially and at all times until sold: new and unused (except, with Bank's written approval, used equipment held for sale or lease), in first-class condition, merchantable and saleable through normal trade channels; at a location which has been identified in writing to Bank; subject to a perfected security interest in favor of Bank; owned by Borrower free and clear of any lien except in favor of Bank; not held by any distributor; not obsolete; not scrap, waste, defective goods and the like; have been produced by Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders promulgated thereunder; not stored with a bailee, warehouseman or similar party unless Bank has given its prior written consent thereto and Borrower has caused each such bailee, warehouseman or similar party to issue and deliver to Bank warehouse receipts in Bank's name for such Inventory; and have not been designated by Bank, in accordance with its normal credit policies, as unacceptable for any reason by notice to Borrower. No work in process shall be included in Eligible Inventory. Inventory that is being shipped overseas and is "on the water" will be deemed Eligible Inventory provided that, prior to shipment of such inventory, the Bank is furnished with the specifics of such inventory and evidence that property and casualty insurance is in place for such inventory in such form as the Bank reasonably requires and names the Bank as loss payee.

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     SECTION 2.11.    BANK'S REPORTS. After the end of each month, Bank may
render to Borrower a statement regarding Borrower's loan account under the Revolving Credit with Bank hereunder. Each statement and the information contained therein shall be considered correct and to have been accepted by Borrower and, in the absence of manifest error, shall be conclusively binding upon Borrower in respect of all charges, debits and credits of whatsoever nature contained therein under or pursuant to this Agreement, and the closing balance shown therein, unless Borrower notifies Bank in writing of any discrepancy within twenty (20) days from the mailing by Bank to Borrower of any such monthly statement.

     SECTION 2.12. LETTERS OF CREDIT. At the request of the Borrower, and upon the execution of letter of credit documentation satisfactory to Bank, Bank, within the limits of the Borrowing Base, as then computed and also within the limits of the Revolving Credit Limit shall issue letters of credit and/or acceptances from time to time for the account of the Borrower (hereinafter collectively "Letter(s) of Credit"). The Letters of Credit shall be on terms mutually acceptable to Bank and the Borrower. A loan in an amount equal to any amount paid by Bank under a Letter of Credit shall be deemed made to Borrower, without request therefor, immediately upon any payment by Bank on such Letter of Credit. In connection with the issuance of any Letter of Credit, Borrower shall pay to Bank a percentage of the face amount of any Letter of Credit according to the fee schedule then in effect at Bank, plus transaction fees at Bank's customary rates, and all other normal and customary fees charged by Bank. Borrower hereby authorizes and directs Bank, in Bank's sole discretion (provided, however, Bank shall have no obligation to do so) to pay all such fees and costs as the same become due and payable and to treat the same as a loan to Borrower, which shall be added to Borrower's loan balance pursuant to this Agreement. For purposes of computing the Revolving Credit, all Letters of Credit and one hundred (100%) percent of acceptances shall be deemed to be Loans.

                                   ARTICLE III
                              CONDITIONS PRECEDENT

     SECTION 3.01. CONDITION PRECEDENT TO LOANS. The agreement of the Bank (at its discretion) to make the initial Loans (and all subsequent Loans) to the Borrower is subject to the condition precedent that the Bank shall have received on or before the day of such Loan each of the following in form and substance satisfactory to the Bank and its counsel:

     (1)  NOTE(S). The Note(s) executed and delivered by the Borrower;

     (2) SECURITY AGREEMENT. A Security Agreement (All Assets) duly executed by the Borrower (the "Security Agreement"), together with acknowledgment copies of the Financing Statements (UCC-1) duly filed under the Uniform Commercial Code from all jurisdictions necessary or, in the opinion of the Bank, desirable to perfect a first priority security interest and evidence satisfactory to the Bank indicating that no party claims an interest in any of the collateral identified in the Security Agreement.

     (3) OTHER DOCUMENTS. Such other and further documents, agreements and instruments as the Bank or Bank's counsel deems appropriate or necessary.

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     SECTION 3.02.    CONDITIONS PRECEDENT TO ALL LOANS. The agreement of the
Bank (at its discretion) to make each Loan (including the initial Loan) shall be subject to the further conditions precedent that on the date of such Loan:

     (1) The following statements shall be true and upon request by the Bank, the Bank shall have received a certificate signed by duly authorized officers of the Borrower, dated the date of such Loan, stating that:

          (a)  The Borrower's representations and warranties contained in
               Article IV of this Agreement and in the Security Agreement and the other Loan Documents are correct on and as of the date of such Loan as though made on and as of such date;

          (b) No Default or Event of Default has occurred and is continuing, or would result from such Loan or other event has occurred which would constitute an Event of Default but for the requirement that notice be given or time elapse or both; and

          (c) There has been no material adverse change in the assets, liabilities, financial condition or business of the Borrower since the date of their, financial statements most recently delivered to the Bank.

     (2) Each request for a Loan under the Equipment Credit shall be accompanied by a bill of sale, certificate of title or other certificate of ownership (including the executed application to add a lien holder), if applicable, an executed Installment Note, a separate security agreement, to the extent deemed necessary or appropriate by the Bank, and UCC-1 financing statements, if requested by the Bank, and such other documents as may reasonably be required by Bank or its counsel (including executed application(s) to add the Bank as a lien holder in the case of motor vehicles; and

     (3) The Bank shall have received such other approvals, opinions, assurances or documents as the Bank may reasonably request from the Borrower.

                                   ARTICLE IV
                          REPRESENTATION AND WARRANTIES

     The Borrower represents and warrants to the Bank that:

     SECTION 4.01. INCORPORATION, GOOD STANDING, AND DUE QUALIFICATION. The Borrower is a corporation duly incorporated, validly existing, and in good standing under the laws of The Commonwealth of Massachusetts; has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged in; and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required.

     SECTION 4.02. CORPORATE POWER AND AUTHORITY. The execution, delivery, and performance by the Borrower of the Loan Documents to which it is a party have been duly

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authorized by all necessary corporate action and do not and will not (1) require any consent or approval of the stockholders of such corporation; (2) contravene such corporation's charter or bylaws; (3) violate any provision of any law, rule, regulation (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to such corporation; (4) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which such corporation is a party or by which it or its properties may be bound or affected; (5) result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by such corporation, except as provided in this Agreement; and (6) cause such corporation to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease, or instrument.

     SECTION 4.03. LEGALLY ENFORCEABLE AGREEMENT. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, legal, valid, and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally.

     SECTION 4.04. FINANCIAL STATEMENTS OF THE BORROWER. The financial statements of the Borrower for the fiscal year then ended, and the accompanying footnotes, and the interim balance sheet and the related statement of income and retained earnings for the period then ended, copies of which have been furnished to the Bank, are complete and correct and fairly present the financial condition of the Borrower as at such dates and the results of the operations of the Borrower for the periods covered by such statements, all in accordance with GAAP consistently applied (subject to year-end adjustments in the case of the interim financial statements), and since the date through which the financial statements cover, there has been no material adverse change in the condition (financial or otherwise), business, or operations of the Borrower. There are no liabilities of the Borrower, fixed or contingent, which are material but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business. No information, exhibit, or report furnished by the Borrower to the Bank in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

     SECTION 4.05. OTHER AGREEMENTS. The Borrower is not a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which could have a material adverse effect on the business, properties, assets, operations, or conditions, financial or otherwise, of the Borrower, or the ability of the Borrower to carry out its obligations under the Loan Documents to which it is a party. The Borrower is not in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

     SECTION 4.06. LITIGATION. There is no pending or, to the Borrowers knowledge, threatened, action or proceeding against or affecting the Borrower before any court,

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governmental agency, or arbitrator which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties, or business of the Borrower or the ability of the Borrower to perform each of its obligations under the Loan Documents.

     SECTION 4.07. NO DEFAULTS ON OUTSTANDING JUDGMENTS OR ORDERS. The Borrower has satisfied all judgments and is not in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign.

     SECTION 4.08. OWNERSHIP AND LIENS. The Borrower has title to, or valid leasehold interests in, all of its properties and assets, real and personal, including the properties and assets and leasehold interests reflected and the financial statements referred to in Section 4.04 (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by the Borrower and none of its interests are subject to any Lien, except such as may be permitted pursuant to Section 6.01 of this Agreement.

     SECTION 4.09. SUBSIDIARIES AND OWNERSHIP OF STOCK. There is currently one subsidiaries as set forth on Schedule 4.09. Except for said subsidiary, the Borrower has no investments in the stock or securities of any other corporation, firm, trust or other entity. The Borrower will promptly give the Bank notice of the formation or acquisition of any additional subsidiaries

     SECTION 4.10. OPERATION OF BUSINESS. The Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its business substantially now as conducted and as presently proposed to be conducted, and the Borrower is not in violation of any rights of others with respect to any of the foregoing.

     SECTION 4.11. TAXES. The Borrower has filed all income tax returns, excise tax returns and other tax returns (federal, state, and local) required to be filed and have paid all taxes, assessments, and governmental charges and levies thereon to be due, including interest and penalties. To the best of Borrower's knowledge, no audit or investigation is presently being conducted with regard to any tax return or tax obligation of the Borrower.

     SECTION 4.12. ERISA. No employee pension benefit plan or other plan (within the meaning of Section 3(2) of the Employees Retirement Income Security Act of 1974, as amended ("ERISA")) which is or was sponsored at any time since June 30, 1984, by the Borrower or any member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of 1954, as amended (the "Code"), or any member of a group of commonly controlled trades or businesses (whether or not incorporated) within the meaning of Section 414(c) of the Code of which the Borrower is a member ("Plan"): (i) has incurred an "accumulated funding deficiency" (within the meaning of Section 302(a)(2) of ERISA or which could result in a liability of Borrower (which liability could materially affect the financial condition Of the Borrower) under
Section 409 of ERISA or Section 4975 of the Code or pursuant to any agreement or statute with respect to liabilities incurred by any person under such sections. No material liability to the Pension Benefit Guaranty Corporation ("PBGC"), to a Plan, or to any participant in or beneficiary of a Plan has been

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or, to the present knowledge of Borrower, is expected to be incurred with respect to any Plan by the Borrower and there has been no event or conditions which presents a risk of termination of any Plan by PBGC.

     SECTION 4.13. HAZARDOUS MATERIAL. Neither the Borrower nor any person for whose conduct the Borrower is legally responsible has ever:

          (a) owned, occupied, or operated a site or vessel on which any hazardous materials or oil was or is stored, transported, or disposed of (the terms site, vessel, and hazardous materials or oil respectively being used in this Agreement shall be deemed to have the meanings given those terms in M.G.L. c. 21E), except in compliance with all laws, ordinances and regulations pertaining thereto; or

          (b) directly or indirectly transported, or arranged for the transport of any hazardous materials or oil, except in compliance with all laws, ordinances and regulations pertaining thereto; or

          (c) caused or been legally responsible for any release or threat of release of any hazardous materials or oil; or

          (d) received notification from any federal, state, or other governmental authority of any potential or known release or threat of release of any hazardous material or oil from any site or vessel owned, occupied, or operated by the Borrower or any person for whose conduct the Borrower is responsible, and/or of the occurrence of any expense or loss by such governmental entity.

     SECTION 4.14. LABOR DISPUTES AND ACTS OF GOD. Neither the business nor the properties of the Borrower have been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance) materially and adversely affecting such business or properties or the operation of the Borrower.

     SECTION 4.15. COMPLIANCE. The Borrower has not violated, nor is the Borrower in violation of, any applicable law or regulation, which violation would have a material and adverse effect on the business or operations of the Borrower or any order, judgment, or decree. The Borrower is not a party to any contract or other agreement, or subject to any restrictions under its charter documents, by-laws or other corporate instrument, or subject to any order, judgment, rule, regulation, or decree of any court or governmental authority, which materially and adversely affects its business, properties, assets or financial condition or which restricts or otherwise limits its incurring of the Loan or its performance and observance of its Obligations. Neither the execution and delivery by the Borrower nor the compliance by Borrower with the terms and conditions of this Agreement, or any Loan Document to which the Borrower is a party, conflicts or will conflict with constitutes or will constitute a default under, or results or will result in any violation if, the charter documents or By-laws of the Borrower, any award of any arbitrator, any law, any order, judgment, rule, regulation or decree of any court or governmental

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authority, or any agreement or instrument to which the Borrower is a party or any of its property is subject; nor does the same result nor will it result in the creation of imposition of any Lien upon any of its property except the Liens created by this Agreement or any other Loan Document.

     SECTION 4.16. NO CHANGE OF NAME. The Borrower has never changed its name.

     SECTION 4.17. FEDERAL / STATE CONTRACTS. The Borrower has no material contracts or orders to provide goods or services to, and there are no material account receivables due to the Borrower from the United States government or any state government or any subdivision or agency thereof.

     SECTION 4.18. OFFICERS, DIRECTORS AND SHAREHOLDERS. The officers, directors and stockholders of the Borrower are as set forth on Schedule 4.18 annexed hereto and upon any changes or additions, the Borrower will promptly notify the Bank in writing.

                                    ARTICLE V
                              AFFIRMATIVE COVENANTS

     So long as the Notes or any of them shall remain unpaid or the Bank shall have any commitment under this Agreement, the Borrower will:

     SECTION 5.01. MAINTENANCE OF EXISTENCE. Preserve and maintain its corporate existence and good standing in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required.

     SECTION 5.02. MAINTENANCE OF RECORDS. Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Borrower, including complete records of all accounts (as defined in the Massachusetts Uniform Commercial Code) of the Borrower.

     SECTION 5.03. MAINTENANCE OF PROPERTIES/FRANCHISES. Maintain, keep, and preserve all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted. Borrower shall maintain in full force and effect all rights, franchises, patents, licenses, permits and privileges necessary for the proper conduct of its business.

     SECTION 5.04. CONDUCT OF BUSINESS. Continue, and cause each Subsidiary and Affiliate to continue, to engage in an efficient and economical manner in a business of the same general type as conducted by it on the date of this Agreement.

     SECTION 5.05. MAINTENANCE OF INSURANCE. Maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as the Bank shall require and as are usually carved by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof.

     SECTION 5.06. COMPLIANCE WITH LAWS. Comply in all material respects with applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property, noncompliance with which would have a material and adverse effect on the business and operations of the Borrower.

     SECTION 5.07. RIGHT OF INSPECTION. At any reasonable time and from time to time, upon at least three business days notice to the Borrower (or one day after an Event of Default, while such Event of Default is continuing), permit the Bank or any agent or representative thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any Subsidiary or Affiliate, and to discuss the affairs, finances, and accounts of the Borrower and any Subsidiary or Affiliate with any of their respective officers and directors and the Borrower's or an Affiliate's independent accountants. In addition to the foregoing, from time to time, as deemed necessary by the Bank, in the Bank's discretion, field examinations by the Bank's auditors may be conducted, and the actual, reasonable costs and expenses of the such field examinations shall be borne by the Borrower; provided, however, prior to an Event of Default, the Borrower shall not be required to pay for more than one field examination in any calendar year. After an Event of Default, the Bank may conduct such field examinations at such frequency as the Bank, in its reasonable discretion, deems necessary or appropriate with the Borrower to pay for all actual, reasonable costs and expenses of all such field examinations.

     SECTION 5.08.    REPORTING REQUIREMENTS.  Furnish to the Bank:

     (1) QUARTERLY FINANCIAL STATEMENTS. (i) As soon as available and, in any event, within forty-five (45) days after the end of every fiscal quarter, company prepared balance sheets and income statements, noting, without limitation, all assets and liabilities, of the Borrower as of the end of such quarter and retained earnings of the Borrower, which in the case of each quarter's financial statements shall be certified by the President or Treasurer of the Borrower as being true, accurate and complete and fairly presenting the financial condition of the Borrower;

     (2) ANNUAL FINANCIAL STATEMENTS. As soon as available and, in any event, within one hundred. twenty (120) days after the end of each fiscal year of the Borrower, the financial statements of the Borrower, including, without limitation, a balance sheet of the Borrower as of the end of such fiscal year and a statement of income and retained earnings of the Borrower for such fiscal year, and a statement of change in financial position of the Borrower for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year prepared in accordance with GAAP consistently applied and audited by independent certified public accountants selected by the Borrower and approved by the Bank, which approval shall not be unreasonably withheld, and certified by the President or Treasurer of the Borrower. Copies of all management reports furnished to the Borrower from the Borrower's accountants shall also be furnished to the Bank;

     (3) QUARTERLY COMPLIANCE CERTIFICATES. Within fifteen (15) days after the end of each quarter, a Covenant Compliance Certificate in the form of
          Exhibit 5.08(3) or such other form as the Bank requires.

     (4) RECEIVABLES AGINGS. Within forty-five (45) days after the end of each quarter, receivables agings in such form as the Bank reasonably requests.

     (5) BORROWING BASE CERTIFICATES. Within five (5) days after the end of each month during which any sums are outstanding under Revolving Credit, a Borrowing Base certificate in the form of Exhibit 5.08(5) or such other form as the Bank requires.

     (6) NOTICE OF LITIGATION. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Borrower or any Subsidiary or Affiliate, which, if determined adversely to the Borrower or any Subsidiary or Affiliate, could have a material adverse effect on the financial condition, properties, or operations of the Borrower or any Subsidiary or Affiliate. Any suit seeking in excess of One Hundred Thousand Dollars ($100,000.00) shall be deemed material for notice purposes;

     (7) NOTICE OF DEFAULTS AND EVENTS OF DEFAULT. As soon as possible and in any event within ten (10) days after the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto;

     (8) QUARTERLY BACKLOG SCHEDULE. Within fifteen (15) days after the end of each quarter, a Backlog Schedule in such form as the Bank requires; and

     (9) GENERAL INFORMATION. Such other information respecting the condition or operations, financial or otherwise of the Borrower and any Subsidiary or Affiliate, as the Bank may, from time to time, reasonably request, including, without limitation, annually, current equipment lists, financial statements and tax returns.

     SECTION 5.09. DEFERRED COMPENSATION PAYMENTS. Pay or cause to be paid when due all amounts necessary to fund in accordance with their terms all such deferred compensation plans, whether now in existence or hereafter created, and the Borrower will not withdraw from participation in, permit the termination or partial termination of, or permit the occurrence of any other event with respect to, any deferred compensation plan maintained for the benefit of its employees under circumstances that could result in liability to the Pension Guaranty Corporation, or any of its successors or assigns, or to the entity which provides funds for such deferred compensation plan.

     SECTION 5.10. ADDITIONAL DOCUMENTS. From time to time, execute and deliver to the Bank all such other and further instruments or documents and take or cause to be taken all such other and further action as the Bank may reasonably request in order to effect and confirm or vest more securely in the Bank all rights contemplated in this Agreement.

     SECTION 5.11. USE OF PROCEEDS. The proceeds of the Revolving Credit are to be used only for working capital needs of the Borrower. The proceeds of the Equipment Loan are to be used only for the equipment needs of the Borrower.

     SECTION 5.12. BANK ACCOUNTS. During the period any Loan is outstanding, the Borrower shall maintain all primary bank and operating accounts, (including checking accounts) with the Bank.

                                   ARTICLE VI
                               NEGATIVE COVENANTS

     So long as the Notes, or any of them, shall remain unpaid or the Bank shall have any commitment under this Agreement, the Borrower will not:

     SECTION 6.01. LIENS. Create, incur, assume, or suffer to exist, or permit any Subsidiary or Affiliate to create, incur, assume, or suffer to exist, any Lien upon or with respect to any of its properties, now owned or hereafter acquired, except:

     (1)  Liens in favor of the Bank;

     (2) Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained.

     (3) Purchase money security interests in equipment financed by vendors, provided that the aggregate of all purchase money financings shall not exceed Two Million ($2,000,000.00) Dollars.

     (4) Deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security; liens in respect of judgments or awards to the extent such judgments or awards are otherwise permitted hereunder;

     (5) Encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property which do not materially detract from the value of such property or impair its use in the business of the owner or lessee;

     (6) Liens (other than judgments and awards) created by or resulting from any litigation or legal proceeding, provided the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being actively contested in good faith by appropriate proceedings satisfactory to the Bank; and

     (7) Liens arising by operation of law to secure landlords, lessors or renters under leases or rental agreements made in the ordinary course of business and confined to the premises or property rented.

     SECTION 6.02. MERGERS, ETC. WITHOUT THE CONSENT OF THE BANK. Merge or consolidate with, or sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or acquire all or substantially all of the assets or the business of any Person, or permit any Subsidiary or Affiliate to do so, except that (1) any Subsidiary or Affiliate may merge into or transfer assets to the Borrower, and (2) any Subsidiary or Affiliate may merge into or consolidate with or transfer assets to any other Subsidiary or Affiliate.

     SECTION 6.03. ADDITIONAL INDEBTEDNESS. Except (1) for indebtedness secured by the liens permitted under Section 6.01; and (2) indebtedness to vendors from capitalized leases and/or to suppliers of inventory, which indebtedness shall not exceed One Million ($1,000,000.00) Dollars in the aggregate, issue evidence of Indebtedness or create, assume, become contingently liable for, or suffer to exist Indebtedness in addition to indebtedness to the Bank; provided, however, that the Borrower may incur trade payables which are incurred or arise in the ordinary course of the Borrower's business.

     SECTION 6.04. SECURITY INTERESTS. Notwithstanding anything to the contrary contained herein, grant to any party, other than the Bank, a security interest in any assets of the Borrower, and/or any Affiliate or Subsidiary, except as permitted in 6.01.

     SECTION 6.05. GUARANTIES, ETC. Assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable, or permit any Subsidiary to assume, guarantee, endorse, or otherwise be: or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or to maintain or cause such Person to maintain a minimum working capital or net worth, or otherwise to assure the creditors of any Person against loss) for obligations of any Person, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

     SECTION 6.06. TRANSACTION WITH AFFILIATES. Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or, the rendering of any service, with any Affiliate or Subsidiary, or permit any Subsidiary or Affiliate to enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate or Subsidiary, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's or Affiliate's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary or Affiliate than would obtain in a comparable arm's-length transaction with a Person not an Affiliate or Subsidiary.

     SECTION 6.07. DIVIDENDS. Declare or pay any Dividends to shareholders; or purchase, redeem, retire,. or otherwise acquire for value any of its capital stock now or hereafter outstanding; or make any distribution of assets to its shareholders as such whether in cash, assets, or obligations of the Borrower; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on or for the purchase, redemption, or retirement of, any shares of its capital stock; or make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock; except that (1) the Borrower may declare and deliver dividends and make distributions payable solely in common stock of the Borrower; and (2) such other Dividends as the Borrower deems appropriate provided that the payment of such Dividends does not cause the Borrower to be in default of any of its covenants hereunder and that no default has occurred, which with the passage of time or the giving of notice; or both, could result in an Event of Default hereunder.

     SECTION 6.08. CHANGE OF NAME OR LOCATION. Change its name or conduct its business under any trade name or style other than as hereinabove set forth or change its chief executive office, places of business or the present locations of its assets or records relating thereto from those address(es) hereinabove set forth.

     SECTION 6.11. MANAGEMENT, CAPITAL STRUCTURE. Make or consent to a material change in the ownership or capital structure of the Borrower, which results in Dr. Yalcin Ayasli ceasing to be actively involved in management of the business or, prior to an underwritten public offering of securities of the Borrower, results in Dr. Yalcin Ayasli ceasing to own at least Fifty-one (51%) percent of the common stock of the Borrower.

                                   ARTICLE VII
                               FINANCIAL COVENANTS

     SECTION 7.01. DEBT COVERAGE RATIO. Borrower shall maintain a Minimum Debt Service Coverage Ratio of 1.25 to 1 on a rolling four (4) quarters basis. For purposes of this Agreement, the term "Debt Service Coverage Ratio" shall mean: earnings before interest and taxes, plus depreciation, plus principal amortization, minus unfinanced capital expenditures minus Dividends minus cash taxes divided by interest expenses plus current maturities of long term Indebtedness (including Capital Leases).

     SECTION 7.02. MINIMUM TANGIBLE NET WORTH. Borrower shall maintain a minimum Tangible Net Worth of at least Seventeen Million ($17,000,000.00) Dollars.

     SECTION 7.03. MAXIMUM INDEBTEDNESS TO TANGIBLE NET WORTH. Borrower shall maintain a Total Indebtedness to Tangible Net Worth ratio of not more than
0.75 to 1.0.

     The foregoing requirements shall be measured in accordance with GAAP and monitored quarterly by the financial statements required to be delivered by
Section 5.08(2).

                                EVENTS OF DEFAULT

     SECTION 8.01.    EVENTS OF DEFAULT.  RIGHTS AND REMEDIES UPON DEFAULT.

          (a) Upon the occurrence of any one or more of the following events (herein, each an "Event of Default") Bank may decline to make any or all further loans hereunder or under any other agreements with Borrower, and any and all Obligations of the Borrower to Bank shall become immediately due and payable, at the option of Bank without notice or demand:

               (i) The failure of the Borrower to pay the principal of, or interest on, any promissory note now or hereafter executed and delivered by the Borrower to the Bank within five (5) days of when due;

               (ii) Any representation or warranty made or deemed made by the Borrower in this Agreement, by the Borrower in any of the Loan Documents, or in connection with any Loan Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

               (iii) The Borrower shall fail to perform or observe any material term, covenant, or agreement contained in any Loan Document (other than payments of any promissory note) on the part of each of them to be performed or observed, and fail to cure within fifteen (15) days of written notice;

               (iv) The Borrower shall (a) fail to pay any material indebtedness for borrowed money (other than the Notes) of such party, or a subsidiary, as the case may be, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), (whether or not related to this transaction or owed to the Bank or another person) or (b) fail to perform or observe any material term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed and such failure continues beyond any applicable grace period, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration after the giving of notice or passage of time, or both, of the maturity of such indebtedness, if such failure to perform or observe has not been waived by the holder of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof. For purposes of this subsection material indebtedness shall be deemed to mean indebtedness in excess of $25,000.00;

               (v) The Borrower (a) shall generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as such debts become due; or (b) shall make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (c) shall commence any proceeding under any bankruptcy, reorganization, arrangements, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (d) shall have any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or adjudication or appointment is made; or (e) by any act or omission shall indicate its consent to, approval of, or acquiescence in any such petition, application, or proceeding, or order for relief, or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (f) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of thirty (30) days;

               (vi) One or more judgments, decrees, or orders for the payment of money shall be rendered against the Borrower and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of ten (10) days without being vacated, discharged, satisfied, or stayed or bonded pending appeal;

               (vii) The service of any process on the Bank seeking to attach by trustee process any assets of the Borrower held by the Bank;

               (viii) The Borrower shall fail to perform or observe any material term, covenant or agreement contained in documents evidencing, securing or accompanying this Agreement and/or any and all other Obligations, whether now existing or made hereafter, of the Borrower, whether as maker, guarantor or endorser or otherwise, to the Bank, (all documents evidencing such obligations being the "Other Bank Documents") and failure to cure within the applicable grace period, or, if no grace period is specified, then within ten (10) days of written notice;

               (ix) Any levy, seizure, attachment, execution or similar process shall be issued or levied or a filing against or relating to the Borrower of (A) a federal tax lien in favor of the United States of America or any political subdivision of the United States of America, or (B) a state tax lien in favor of any state of the United States of America or any political subdivision of any such state on any of the property of the Borrower, which remains undischarged for ten (10) days or the entry of any judgment(s) against Borrower, which judgment(s) is not satisfied or appealed from (with execution or similar process stayed) within thirty (30) days of its entry; or

               (x) The Borrower shall dissolve or liquidate, or be dissolved or liquidated, or cease to legally exist, or, if a corporation or partnership, merge or consolidate, or be merged or consolidated with or into any other corporation;

               (xi) The Bank believes that any material adverse change in the assets, liabilities, financial condition or business of the Borrower shall have occurred since the date of any financial statements delivered

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

                      to the Bank before or after the date of this Note or the Bank believes in good faith that the prospect of payment of any obligation or the performance of any agreement of the Borrower is impaired or the Bank deems itself insecure;

               (xii) Any security agreement or mortgage now or hereafter delivered, or security interest granted, by or in connection with this Agreement or any other loan document by the Borrower (including this Agreement) shall at any time after its execution and delivery and for any reason cease (a) to create a valid and perfected first priority security interest in and to the property purported to be subject to such security agreement or mortgage or (b) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Borrower shall deny it has any further liability or obligation under the relevant security agreement, or mortgage or the Borrower shall fail to perform any of its material obligations under the relevant security agreement or mortgage or other loan document; or

               (xiii) The Borrower moves its principal banking and/or borrowing relationship to a bank other than the Bank.

     Upon the occurrence of an Event of Default, Bank may declare any obligation Bank may have hereunder to be canceled, declare all Obligations of Borrower to be due and payable and proceed to enforce payment of the Obligations and to exercise any and all of the rights and remedies afforded to Bank by the Uniform Commercial Code or under the terms of this Agreement or otherwise. The occurrence of any such Event of Default shall also constitute, without notice or demand, a default under all other agreements between Bank and the Borrower, whether individually or jointly with others and all other instruments and papers given Bank by the Borrower, whether such agreements, instruments, or papers now exist or hereafter arise. In addition, upon the occurrence of an Event of Default, if Bank proceeds to enforce payment of the Obligations, Borrower shall be obligated to deliver to Bank cash collateral in an amount equal to the aggregate amounts then undrawn on all outstanding Letters of Credit or acceptances issued or guaranteed by Bank for the account of Borrower, and Bank may proceed to enforce payment of the same and to exercise all rights and remedies afforded to Bank by the Uniform Commercial Code or under the terms of this Agreement or otherwise. Upon the occurrence of, and during the continuance of, an Event of Default, the Borrower, as additional compensation to the Bank for its increased credit risk, promises to pay interest on all Obligations (including, without limitation, principal, whether or not past due, past due interest and any other amounts past due under this Agreement) at the Default Rate.

          (b) Upon (i) the filing of any complaint, application, or petition by or against the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code, or (ii) the filing of any involuntary petition which is not dismissed within sixty (60) days of filing, the Bank's obligation hereunder shall be canceled immediately, automatically, and without notice, and all Obligations of the

Borrower then outstanding shall become immediately due and payable without presentation, demand, or notice of any kind to the Borrower.

          (c) Any sale or other disposition of the Collateral maybe at public or private sale upon such terms and in such manner as the Bank deems advisable, having due regard to compliance with any statute or regulation which might affect, limit or apply to the Bank's disposition of the Collateral. The Bank may conduct any such sale or other disposition of the Collateral upon the Borrower's premises. Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Bank shall provide the Borrower with such notice as may be practicable under the circumstances), the Bank shall give the Borrower at least the greater of the minimum notice required by law or seven (7) days prior written notice of the date, time and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. The Bank may purchase the Collateral, or any portion of it at any such sale.

          (d) In connection with the Bank's exercise of the Bank's rights after the occurrence of an Event of Default, the Bank may enter upon, occupy and use any premises owned or occupied by the Borrower, and may exclude the Borrower from such premises or portion thereof as may have been so entered upon, occupied, or used by the Bank. The Bank shall not be required to remove any of the Collateral from any such premises upon the Bank's taking possession thereof, and may render any Collateral unusable to the Borrower. In no event shall the Bank be liable to the Borrower for use or occupancy by the Bank of any premises pursuant to this Agreement.

          (e) Upon (i) the filing of any complaint, application, or petition by or against the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code; (ii) the filing of any involuntary petition; (iii) the filing of any federal or state tax lien; or (iv) the appointment of a receiver, without regard to any permitted cure or grace period, the Bank shall be automatically and immediately relieved from being required to make any additional Loans or to advance additional funding of any kind or nature, without any notice of any kind to the Borrower, unless and until such matters are discharged or satisfied in the Bank's sole judgment, and without prejudice to any and all of the Bank's other rights and remedies under this Agreement.

     SECTION 8.02. CROSS-DEFAULT. It is acknowledged and agreed that a default (a) hereunder shall also constitute a default under all Other Bank Documents and any and all loans from the Bank to the Borrower, whether or not related to this transaction and (b) under any of the Other Bank Documents (whether or not related to this transaction) shall also constitute a default hereunder.

                                   ARTICLE IX
                                  MISCELLANEOUS

     SECTION 9.01. AMENDMENTS, ETC. No amendment, modification, termination, or waiver of any provision of any Loan Document to which the Borrower is a party, nor consent to any departure by the Borrower from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose given.

     SECTION 9.02. NOTICES, ETC. Unless otherwise specified herein, all notices and other communications provided for under this Agreement and under the other Loan Documents to which the Borrower are a party shall be in writing and mailed via certified mail, return receipt requested, or by a national overnight courier company or hand delivered, if to the Borrower at 12 Elizabeth Drive, Chelmsford, Massachusetts 01824, Attention: Dr. Yalcin Ayasli, with a copy thereof to Robert V. Jahrling III, Esquire, and Christine Conley, Esquire, both of Choate, Hall & Stewart, One Exchange Place, Boston, Massachusetts 02109; and if to the Bank, at its address at 331 Montvale Avenue, Woburn, Massachusetts 01801, Attention: Nathan E. Pusey, Vice President, with a copy thereof to Richard J. Levin, Esquire, Cumsky & Levin LLP, 6 University Road, Cambridge, Massachusetts 02138; and as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 9.02. All such notices and communication shall be effective when deposited in the mail, addressed as aforesaid, except that notices to the Bank shall not be effective until received by the Bank.

     SECTION 9.03. CONSENT. The Borrower may take any action herein prohibited or omit to perform any act required to be performed by the Borrower if the Borrower shall obtain the Bank's prior written consent to each such action, or omission to act. No waiver on the Bank's part on any one occasion shall be deemed a waiver on any other occasion. The Bank shall not be deemed to have waived any of its rights hereunder unless such waiver shall be in writing and duly signed by an authorized officer of the Bank.

     SECTION 9.04. NO WAIVER; REMEDIES. No failure on the part of the Bank to exercise, and no delay in exercising, any right, power, or remedy under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise of any other right, power or remedy in the Loan Documents and all such rights, powers and remedies are cumulative and not exclusive of any remedies provided bylaw. The Bank shall not be required to have recourse to any collateral before enforcing its rights or remedies against the Borrower. The Borrower hereby waives presentment and protest of any instrument and any notice thereof.

     THE BORROWER HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION IN WHICH IT MAY BE A PARTY, WHETHER ARISING OUT OF, UNDER, OR BY REASON OF THIS AGREEMENT OR ANY LOAN DOCUMENT OR ANY OTHER TRANSACTION HEREUNDER OR BY REASON OF ANY OTHER CAUSE OR DISPUTE OF ANY KIND OR NATURE WHATSOEVER BETWEEN IT OR THEM AND THE BANK.

     SECTION 9.05. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Borrower, and the Bank and their respective successors and assigns, except that the Borrower may not assign or transfer any of it's rights under any Loan Document to which the Borrower is a party without the prior written consent of the Bank.

     SECTION 9.06. COSTS, EXPENSES, AND TAXES. Borrower shall pay to Bank on demand any and all reasonable counsel fees and other expenses incurred by Bank in connection with the preparation, interpretation, enforcement, or amendment of this Agreement, or of any documents relating thereto, and any and all expenses, including, but not limited to, all attorneys' fees and expenses, and all other expenses of like or unlike nature which may be expended by Bank or in the prosecution or defense of any action or concerning any matter growing out of or connected with the subject matter of this Agreement, the Obligations or the Collateral or any of Bank's rights or interests therein or thereto, including, without limiting the generality of the foregoing, any reasonable counsel fees or expenses incurred in any bankruptcy or insolvency proceedings and all costs and expenses incurred or paid by Bank in connection with the administration supervision, protection or realization on any security held by Bank for the debt secured hereby, whether such security was granted by Borrower or by any other person primarily or secondarily liable (with or without recourse) with respect to such debt, and all costs and expenses incurred by Bank in connection with the defense, settlement or satisfaction of any action, claim or demand asserted against Bank in connection with the debt secured hereby, all of which amounts shall be considered advances to protect Bank's security, and shall be secured hereby. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to by payable in connection with the execution, delivery, filing and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

     SECTION 9.07. RIGHT OF SETOFF. Upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or the Notes or any other Loan Document, irrespective of whether or not the Bank shall have made any demand under this Agreement or the Notes or such other Loan Document and although such obligations may be unmatured. The Bank agrees promptly to notify the Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Bank under this Section 9.07. are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Bank may have. Any and all instruments, documents, policies and certificates of insurance, securities, goods, accounts, choses in action, general intangibles, chattel papers, cash, property and the proceeds thereof (whether or not the same are Collateral or proceeds thereof hereunder) owned by Borrower or in which Borrower has an interest, which now or hereafter are at any time in possession or control of Bank or in transit by mail or carrier to or from Bank or in the possession of any third party acting in Bank's behalf, without regard to whether Bank received the same in pledge, for safekeeping, as agent for collection or transmission or otherwise or whether Bank had conditionally released the same, shall constitute additional security for the Obligations and may be applied at any time following the occurrence of an Event of Default or an event which with notice or the lapse of time, or both, would constitute an Event of Default, to any Obligations which are then owing, whether due or not due. Bank shall be entitled to presume, in the absence of clear and specific written notice to the contrary hereinafter provided by Borrower to Bank, that any and all deposits maintained by Borrower with Bank are general accounts as to which no person or entity other than Borrower has any legal or equitable interest whatsoever.

     SECTION 9.08. GOVERNING LAW. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts.

     SECTION 9.09. SEVERABILITY OF PROVISIONS. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Documents or affecting the validity or enforceability of such provision in any other jurisdiction.

     SECTION 9.10. HEADINGS. Article and Section headings in the Loan Documents are included in such Loan Documents for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.

     SECTION 9.11. WAIVER. The Borrower hereby waives notice of nonpayment, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein. No delay or omission on Bank's part in exercising any right, remedy or option shall operate as a waiver or such or any other right, remedy or option or of any default.

     SECTION 9.12. TERMINATION. This Agreement shall continue to be fully operative until all transactions entered into, rights hereunder or interest created or Obligations incurred have been fully disposed of, concluded or liquidated. The security interests, Liens and rights granted to Bank hereunder shall continue in full force and effect until all Obligations have been satisfied.

     SECTION 9.13. AUTHORITY. The Bank is authorized to make loans under the terms of this Agreement upon the request, either written or oral, in the name of Borrower of any officer identified in Schedule 4.18 or other persons, from time to time, holding the offices of President, Treasurer or Chief Financial officer and such other officers and authorized signatories as may from time to time be set forth in separate banking and borrowing resolutions.

     IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written and shall take effect as a sealed instrument.

                              HITITTE MICROWAVE CORPORATION


                              By:   /s/ Yalcin Ayasli
                                    -------------------------------------------
                              Name: Dr. Yalcin Ayasli
                                    President and Treasurer

                              CITIZENS BANK OF MASSACHUSETTS


                              By:   /s/ Nathan F. Pusey
                                    -------------------------------------------
                              Name: Nathan F. Pusey, Vice President


                        THE COMMONWEALTH OF MASSACHUSETTS

Middlesex, ss.                                                 October 19, 2001

     Then personally appeared Dr. Yalcin Ayasli, President and Treasurer of Hittite Microwave Corporation, known to me, and acknowledged the foregoing to be his duly authorized and free act and deed as President and Treasurer and the free act and d ed of Hittite Microwave Corporation.


                              /s/ William Sylvanowicz
                              -------------------------------------------
                              Notary Public
                              My commission expires: Feb 8, 2002